SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, the “Agreement") is made as of April 30, 2009, by and between THE ANDERSONS, INC., an Ohio corporation (“Borrower"), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively the “Lenders” and individually a “Lender") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank"), in its capacity as Agent for the Lenders and for the Issuer (in such capacity, the “Agent").

RECITAL

Borrower, U.S. Bank and the Lenders, are parties to the Amended and Restated Loan Agreement dated February 21, 2008, as amended by the First through Fifth Amendments thereto (the “Prior Agreement") whereby U.S. Bank (as the Agent and a Lender), and the other Lenders, agreed to make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of Borrower. Borrower has requested that the Prior Agreement be amended and restated to provide for the continuation of the existing loans, additional loans, advances, extensions of credit and/or other financial accommodations, and the Lenders are willing to do so on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Agent and the Lenders, Borrower, the Agent and the Lenders agree that the Prior Agreement shall be amended and restated to read as follows:

1 DEFINITIONS.

1.1 General Definitions. When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

"Accounts” shall mean all present and future rights of Borrower and its consolidated subsidiaries to payment for Inventory or other Goods sold or leased or for services rendered, which rights are not evidenced by Instruments or Chattel Paper, regardless of whether such rights have been earned by performance and any other “accounts” (as defined in the Code).

"Account Debtor” shall mean any Person that is obligated on or under an Account.

"Adjusted Monthly LIBOR Rate” shall mean with respect to each day, the rate determined by dividing the Monthly LIBOR Rate in effect on such day by 1.00 minus the LIBOR Reserve Percentage.

"Affiliate” shall mean any Person other than Borrower and its consolidated subsidiaries: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower or its consolidated subsidiaries; (b) that directly or beneficially owns or holds twenty five percent (25%) or more of any class of the voting equity interest of Borrower or its consolidated subsidiaries; (c) twenty five percent (25%) or more of the voting equity interest of which is owned directly or beneficially or held by Borrower or its consolidated subsidiaries; or (d) that is a director, officer, agent or employee of Borrower or its consolidated subsidiaries.

"Agent” has the meaning set forth in the introduction and shall include any successor to the Agent that has been appointed in accordance with Section 9.11.

"Agent’s Letter” shall mean, the letter agreement between Borrower and the Agent dated April 30, 2009.

"Applicable Margin” shall mean, with respect to Swing Line Advances, Line of Credit A Advances or Line of Credit B Advances which are Daily Reset LIBOR Rate Loans, Base Rate Loans or LIBOR Rate Loans, Commitment Fees for the Line of Credit A Loan Commitments or Line of Credit B Loan Commitments (“Non-Use Fees”), Standby LC Fees and Commercial LC Fees, the rates per annum as set forth in the tables and paragraph below, for the then applicable Financial Performance Level:

Swing Line Advances, Line of Credit A Advances, Line of Credit B Advances, Non-Use Fees Line A and B:

Financial	Base Rate	Daily Reset LIBOR Rate &	Non-Use Fees
		LIBOR Rate
Performance Level			Line A and Line B
Level 1	2.125%	3.125%	0.500%
Level 2	1.750%	2.750%	0.425%
Level 3	1.500%	2.500%	0.375%
Level 4	1.250%	2.250%	0.275%

Letter of Credit Fees:

Financial	Standby LC Fees	Commercial LC Fees
Performance Level
Level 1	3.125%	3.125%
Level 2	2.750%	2.750%
Level 3	2.500%	2.500%
Level 4	2.250%	2.250%

The initial Financial Performance Level shall be Level 3. The Agent will review Borrower’s financial performance as of each fiscal quarter end, beginning with fiscal quarter end March 31, 2009, after its receipt of Borrower’s financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower’s determination as to whether Borrower’s Financial Performance Level based on such fiscal quarter end is Level 1, Level 2, Level 3 or Level 4. As so confirmed by the Agent, Borrower’s Financial Performance Level will determine the Applicable Margin effective for Swing Line Advances, Line of Credit A Advances, Line of Credit B Advances, the Commitment Fees for the Line of Credit A Loan Commitments and Line of Credit B Loan Commitments, Standby LC Fees and Commercial LC Fees for the three month period beginning on the first Business Day of the third month following the end of such fiscal quarter if the Agent receives such quarter end financial statements prior to the last five (5) Business Days of the second month following the end of such fiscal quarter. If the Agent receives such quarter end financial statements during or after the last five (5) Business Days of the second month following the end of such fiscal quarter (but prior to the end of the third month following the end of such fiscal quarter), any reduction in the Applicable Margin will be delayed until the tenth day of the month following the month in which the Agent receives such quarter end financial statements, but any increase in the Applicable Margin will be effective as of the first Business Day of the third month following the end of such fiscal quarter. If the Agent does not receive such quarter end statements prior to the end of the third month following the end of such fiscal quarter, Borrower’s Financial Performance Level shall be deemed to be Level 1 beginning with the tenth day of the fourth month following the end of such fiscal quarter and shall remain at Level 1 until the 15th Business Day after such financial statements are received by the Agent and a determination by the Agent that a different Financial Level shall apply during the remainder of the three month period.

"Asset Coverage Ratio” shall mean, for any date of determination, the ratio of (a) the sum of (i) the aggregate principal amount of the Line of Credit A Loan Liabilities, (ii) the aggregate amount of the LC Obligations, (iii) the aggregate principal amount of the Line of Credit B Loan Liabilities, and (iv) the aggregate principal amount of all other Indebtedness of Borrower, on a consolidated basis, other than permitted Priority Debt, Subordinated Debt and the indebtedness evidenced by the Debenture Bonds; divided by (b) the sum of the amounts of Borrower’s (i) accounts receivable, (ii) deposits and investments permitted under Section 8.8(a), (b) or (c) (net of any checks or other debits outstanding), (iii) net margin accounts and (iv) inventory, modified, in the case of inventory, to include all current and non-current commodity derivative assets and liabilities recorded on the Borrower’s balance sheet in accordance with GAAP, in each case, as they would normally appear on Borrower’s balance sheet according to GAAP. For purposes of clarification, the amounts used in the calculation of Asset Coverage Ratio shall exclude (i) Limited Recourse Debt; and (ii) all Rail Assets financed by Securitization Transactions and Limited Recourse Debt. “Limited Recourse Debt” means any Indebtedness borrowed, raised or incurred with respect to the financing of Rail Assets, in respect of which recourse of the limited recourse financiers is limited to such Rail Assets. “Rail Assets” means locomotives, railcars, maintenance of way equipment and any leases or lease receivables or accounts or notes receivables related to such property. “Securitization Transaction” means a transfer of Rail Assets on a limited recourse basis, provided, that such sale or other disposition qualifies as a sale under GAAP.

"Available Amount A” shall mean, at any time, an amount equal to (i) the Line of Credit A Loan Commitments minus (ii) the sum of (A) the aggregate principal amount of the Line of Credit A Loan Liabilities, and (B) the aggregate amount of the LC Obligations.

"Available Amount B” shall mean, at any time, an amount equal to (i) the Line of Credit B Loan Commitments minus (ii) the aggregate principal amount of the Line of Credit B Loan Liabilities.

"Bank Products” means any of the following services or facilities extended to Borrower by the Agent, any Lender or any of their affiliates: (a) credit cards; (b) cash management, including controlled disbursement services, automatic clearing house transfer of funds and overdrafts; and (c) facilities and services extended under Rate Protection Agreements.

"Bank Products Agreements” means all documents and agreements relating to Bank Products.

"Bank Products Obligations” means, with respect to any Person, all obligations and liabilities of such Person under any Bank Products Agreements.

"Base Rate” shall mean the greater of (a) the Prime Rate, (b) the Federal Funds Rate plus one half of one percent (0.5%), and (c) the Adjusted Monthly LIBOR Rate in effect and reset each Business Day plus one and one quarter of one percent (1.25%).

"Base Rate Loan” shall mean any Loan that bears interest at the Base Rate plus the Applicable Margin.

“Borrower and its consolidated subsidiaries” shall mean Borrower and its consolidated subsidiaries except Rail Subsidiaries, except as that term is used in Section 6.13 of the Agreement, Correctness of Financial Statements, Section 6.18 of the Agreement, Solvency, Subsections (a) and (b) of Section 7.1 of the Agreement, Financial and Other Information, and Section 7.8 of the Agreement, Books and Records, in which cases “Borrower and its consolidated subsidiaries” shall mean Borrower and its consolidated subsidiaries including Rail Subsidiaries.

“Borrower or any consolidated subsidiary of Borrower” shall mean Borrower or any consolidated subsidiary of Borrower except a Rail Subsidiary.

"Business Day” shall mean any day of the year on which commercial banks in New York, New York are not required or authorized to close, provided, in addition however, that when used in the definition of LIBOR Rate or Interest Period, or when otherwise used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall exclude any day on which banks in London, England are not open for dealings in deposits of Dollars in the London interbank market.

"Capitalization” shall mean, as of any particular date, (a) Borrower’s Tangible Net Worth, (b) plus Total Adjusted Funded Debt.

"Change of Control” shall mean, (a) as to Borrower, (i) the voting stock of Borrower shall cease to be publicly traded, or (ii) more than 50% of the voting stock of Borrower is owned or controlled, directly or indirectly by one Person or an affiliated group of Persons, and (b) as to any consolidated subsidiary of Borrower, existing as such on the date of this Agreement, the voting stock or voting or controlling equity interest of such consolidated subsidiary shall cease to be wholly owned by Borrower, except as the result of a merger or asset consolidation with another consolidated subsidiary of Borrower except Rail Subsidiaries.

"Closing Date” shall mean the date of this Agreement.

"Collateral” shall mean any and all real or personal property in which the Agent or the Lenders may at any time have a lien or security interest to secure the Liabilities.

"Commercial Letter of Credit” shall mean any commercial letter of credit Issued for the account of Borrower under this Agreement or the Prior Agreement.

"Commitment” shall mean, as to any Lender, such Lender’s Line of Credit A Loan Commitment and Line of Credit B Loan Commitment, the Agent’s commitment to make Swing Line Advances under the Line of Credit A and the Agent’s commitment to cause the issuance of Letters under the Line of Credit A, and "Commitments” shall mean collectively, such Commitments for all the Lenders and the Agent.

"Current Ratio Net of Hedged Inventory” shall mean, for any date of determination, the ratio of Borrower’s: (a) (i) consolidated current assets, (ii) minus the book value of Hedged Inventory, (iii) minus the net liquidation value of related Margin Accounts; divided by (b) (i) consolidated current liabilities, (ii) minus the book value of Hedged Inventory, (iii) minus the net liquidation value of related Margin Accounts.

"Daily Reset LIBOR Rate” shall mean the greater of: (a) one percent (1.00%); or (b) the one-month LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day.

"Daily Reset LIBOR Rate Loan” shall mean any Loan that bears interest at the Daily Reset LIBOR Rate plus the Applicable Margin.

"Debenture Bonds” means those certain Debentures described outstanding on the date hereof which Debentures were issued pursuant to that certain Indenture dated as of October 1, 1985, as supplemented from time to time.

"Debt to Capitalization Ratio” shall mean, as of any particular date, (a) Total Adjusted Funded Debt, divided by (b) Capitalization.

"Default” shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.

"Default Period” shall mean the period of time commencing at the beginning of the first Business Day after the delivery of a “Notice of Default” to the Agent in accordance with Section 9.7 and continuing until the Default or Matured Default described therein is cured or waived, as the case may be, in accordance with the terms of this Agreement.

"Direct Pay Letter of Credit” shall mean any direct pay letter of credit Issued for the account of Borrower under this Agreement or the Prior Agreement.

"Dollars” and "$” shall mean lawful currency of the United States of America.

"EBITDA” shall mean, during any period of determination, the net income of Borrower and its consolidated subsidiaries before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation expense, amortization expense and other non-cash expenses or charges, excluding (to the extent included): (a) non-operating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

"Farm Products” shall mean all personal property owned by Borrower and its consolidated subsidiaries used or for use in farming or livestock operations, including without limitation, seed and harvested or un-harvested crops of all types and descriptions, whether annual or perennial and including trees, vines and the crops growing thereon, native grass, grain, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, chemicals, veterinary supplies and related Goods), livestock of all types and descriptions (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the Code).

"Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

"Financial Performance Level” shall mean the applicable level of Borrower’s financial performance determined in accordance with the table set forth below, provided, however, notwithstanding the definition thereof, Debt to Capitalization Ratio shall be determined as if the Rail Subsidiaries were not consolidated subsidiaries of Borrower.

Financial Performance Level	Debt to Capitalization Ratio

Level 1 Level 2 Level 3 Level 4	Greater than 50% Less than or equal to 50% but greater than 35% Less than or equal to 35% but greater than 20% Less than or equal to 20%

"Financing Agreements” shall mean all agreements, instruments and documents, including without limitation, this Agreement and all notes, letter of credit applications, guarantees, consents, assignments, contracts, notices and all other written matter at any time executed by or on behalf of Borrower and delivered to the Agent for the benefit of the Lenders in relation to this Agreement, together with all amendments and all agreements and documents referred to therein or contemplated thereby and all Bank Products Agreements.

"Funded Debt” shall mean, for any date of determination, the outstanding principal amount of all interest bearing indebtedness of Borrower and its consolidated subsidiaries (including without limitation, capitalized leases, interest bearing accounts payable and, without duplication, the undrawn amount of all outstanding letters of credit (including without limitation, the Letters)).

"GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court, any commission, any agency or any instrumentality of the foregoing.

"Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (including any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

"Hedged Inventory” shall mean Inventory consisting of commodities that are hedged against price fluctuation using traditionally recognized methods of hedging, including, but not limited to, futures contracts, placed through a recognized commodities broker adjusted to include all current and non-current commodity derivative assets and liabilities recorded on the Company’s balance sheet in accordance with GAAP.

"Highest Lawful Rate” shall mean, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Swing Line, the Line of Credit A and the Line of Credit B (and the respective Line of Credit A Notes and the Line of Credit B Notes), or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Agreement, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Immediately Available Funds” shall mean: funds with good value on the day and in the city in which payment is received.

"Indebtedness” with respect to any Person means, at any time, without duplication, (a) (i) its liabilities for borrowed money and (ii) its redemption obligations in respect of preferred stock which is or upon the occurrence of certain events may be mandatorily redeemable by the holders thereof at any time prior to the payment in full of the Liabilities; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of synthetic leases assuming such synthetic leases were accounted for as capital leases; (d) all liabilities for borrowed money secured by any lien or security interest with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (f) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

"Interest Coverage Ratio” shall mean, for any date of determination, the ratio of (a) EBITDA during the four fiscal quarters then ended, divided by (b) Interest Expense during the four fiscal quarters then ended.

"Interest Expense” shall mean, during any period of determination, the consolidated interest or related expense on Funded Debt of Borrower and its consolidated subsidiaries.

"Interest Period” shall mean: (a) with respect to LIBOR Rate Loans, the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loan and which shall be a seven day or one, two, three or six month period of time, commencing with the borrowing date of the LIBOR Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.2 as Borrower may specify in the notice of borrowing delivered pursuant to Section 2.2 or the notice of interest conversion delivered pursuant to Section 2.2; provided however, that (b) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) no Interest Period shall extend beyond the Maturity Date; and (d) there shall be no more than five (5) seven day Interest Periods and no more than twenty (20) Interest Periods (of all types) for LIBOR Rate Loans at any one time.

"Inventory” shall mean any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products owned by Borrower and its consolidated subsidiaries, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

"IRC” shall mean the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.

"Issue", "Issued", "Issues” and “Issuance” shall mean, as the context requires, with respect to a Letter, the issuance, extension or other amendment of a Letter pursuant to this Agreement.

"Issuer” shall mean, with respect to a Letter, any party that Issues such Letter pursuant to this Agreement or that has Issued a Letter under the Prior Agreement.

"LC Obligations” shall mean, at any time, an amount equal to the aggregate undrawn and unexpired amount of the outstanding Letters, together with the aggregate amount of any unpaid reimbursement obligations with respect to any Letters.

"Letter” or "Letters” shall mean a Commercial Letter of Credit or Standby Letter of Credit Issued for the account of Borrower pursuant to Section 2.1.4 or under the Prior Agreement, or all of such letters of credit, respectively.

"Liabilities” shall mean any and all liabilities, obligations and indebtedness of Borrower to the Agent, any Lender or Issuer of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation LC Obligations, Bank Products Obligations, fees, charges and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law.

"LIBOR Rate” shall mean, with respect to each day during each Interest Period applicable to a LIBOR Rate Advance, the greater of: (a) one percent (1.00%); or (b) the seven day or one, two, three or six month LIBOR rate quoted by the Agent from Reuters Screen LIBOR01 Page or any successor thereto, or if unavailable, such LIBOR rate quoted by the Agent from a reasonably equivalent alternative source as determined by the Agent (which shall be the LIBOR rate in effect two (2) Business Days prior to the LIBOR Rate Loan).

"LIBOR Rate Loan” shall mean any Loan that bears interest at the LIBOR Rate plus the Applicable Margin.

"LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

"Line of Credit A Loan Commitment” shall mean as to any Lender, such Lender’s Pro Rata Percentage of $490,000,000, as set forth opposite such Lender’s name under the heading “Line of Credit A Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1 and as such amount may be increased from time to time pursuant to Section 10.31(b); and "Line of Credit A Loan Commitments” shall mean collectively, the Line of Credit A Loan Commitments for all the Lenders.

"Line of Credit B Loan Commitment” shall mean as to any Lender, such Lender’s Pro Rata Percentage of $85,000,000, as set forth opposite such Lender’s name under the heading “ Line of Credit B Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, and as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1 and as such amount may be increased from time to time pursuant to Section 10.31(b); and "Line of Credit B Loan Commitments” shall mean collectively, the Line of Credit B Loan Commitments for all the Lenders.

"Line of Credit A Loan Liabilities” shall mean all of the Liabilities (including without limitation the principal and interest owing under the Swing Line) other than: (a) the LC Obligations; (b) the principal and interest owing under the Line of Credit B; and (c) and Bank Products Obligations.

"Line of Credit B Loan Liabilities” shall mean the principal and interest owing under the Line of Credit B.

"Margin Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts and (to the extent not included in Commodity Accounts or Commodity Contracts) all Swap Contracts and cash forward contracts maintained by Borrower and its consolidated subsidiaries with respect to Hedged Inventory.

"Matured Default” shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal pursuant to any of the Financing Agreements (other than the Bank Products Agreements) on the day such principal becomes due or is declared due or Borrower fails to pay any interest pursuant to any of the Financing Agreements on or before five (5) days after such interest becomes due or is declared due; (b) Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) days after such Liabilities become due or are declared due; (c) a Change of Control shall occur; (d) Borrower or any consolidated subsidiary of Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), and (c) above), and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs; (e) the Available Amount A or the Available Amount B, as calculated in accordance with the definitions thereof, result in a negative amount; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of Borrower to the Agent or any other Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $5,000,000 is rendered against Borrower or any Guarantor of any of the Liabilities and such judgment remains unsatisfied or un-discharged and in effect for sixty (60) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment for which Borrower is fully insured (through insurance policies and/or self insurance reserves); (h) all or any material part of the assets of Borrower or any Guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any Guarantor of any of the Liabilities and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any Guarantor of any of the Liabilities, or Borrower or any Guarantor of any of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any Guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; (k) Borrower or any consolidated subsidiary of Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of its business affairs; (l) Borrower or any Guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any Guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities; or (n) the Agent, at any time reasonably determines that the Lenders are insecure with respect to the prompt payment of all or any part of the Liabilities, or that such change has occurred in the condition or affairs (financial or otherwise) of Borrower or any Guarantor as, in the reasonable opinion of the Agent, materially affects Borrower’s ability to make prompt payment on the Liabilities.

"Maturity Date” shall mean, as applicable, the earlier of: (a) as to the Swing Line or the Line of Credit A and LC Obligations, September 30, 2011; (b) as to the Line of Credit B, September 30, 2011; and (c) in all cases, the earlier date of termination in whole of the Commitments pursuant to Sections 2.3(c), 2.8 or 9.1.

“Monthly LIBOR Rate” shall mean, with respect to any date of determination, the average offered rate for deposits in United States dollars for delivery of such deposits on a one-month basis, which appears on Reuters Screen LIBOR01 Page (or any successor thereto) as of 11:00 A.M., London time (or such other time as of which such rate appears), or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose.

"Note” or "Notes” shall mean any one of the Line of Credit A Notes or the Line of Credit B Notes or all of the Line of Credit A Notes or the Line of Credit B Notes, respectively.

"Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

"Prime Rate” shall mean the prime rate announced by the Agent from time to time, which is a base rate that the Agent from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Prime Rate is not necessarily the lowest rate offered by the Agent. With respect to Base Rate Loans, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced by the Agent or with each change in the Federal Funds Rate, as the case may be.

"Producer Payables” shall mean all amounts at any time payable by Borrower and its consolidated subsidiaries for the purchase of Inventory.

"Property” shall mean those premises owned or operated by Borrower and its consolidated subsidiaries.

"Pro Rata Percentage” shall mean with respect to each Lender, as applicable, (a) with respect to the Line of Credit A, the Swingline and the Letters, such Lender’s Pro Rata Percentage of the Line of Credit A Loan Commitments as set forth in Schedule A (or any replacement thereof by proper amendment thereto), (b) with respect to the Line of Credit B, such Lender’s Pro Rata Percentage of the Line of Credit B Loan Commitments as set forth in Schedule A (or any replacement thereof by proper amendment thereto), and (c) with respect to matters not specifically related to the Line of Credit A, the Line of Credit B, the Swingline and the issuance of Letters the weighted average (weighted based on the proportionate amounts of the total Line of Credit A Loan Commitments and the total Line of Credit A Loan Commitments) of such Lender’s Pro Rata Percentage of the Line of Credit A Loan Commitments as set forth in Schedule A (or any replacement thereof by proper amendment thereto) and such Lender’s Pro Rata Percentage of the Line of Credit B Loan Commitments as set forth in Schedule A (or any replacement thereof by proper amendment thereto), in each case, as adjusted from time to time in accordance with Section 10.23, and in each case such percentages shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement.

"Rail Subsidiaries” shall mean, collectively, the direct and indirect wholly owned subsidiaries of Borrower and its consolidated subsidiaries listed on Exhibit 1A, together with such other direct and indirect wholly owned subsidiaries of Borrower and its consolidated subsidiaries as may be added thereto from time to time with the prior written consent of the Agent (each a “Rail Subsidiary”).

"Rate Protection Agreement” means, collectively, any Swap Contract designed to protect against fluctuations in interest rates or currency exchange rates entered into by Borrower under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an affiliate of a Lender.

"Required Lenders” shall mean, at any time Lenders holding in the aggregate at least fifty one percent (51%) of the aggregate amount of all of the Lenders’ Commitments, which percentage shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement.

"Standby Letter of Credit” shall mean any standby letter of credit, which shall be deemed to include any Direct Pay Letter of Credit Issued for the account of Borrower under this Agreement or the Prior Agreement.

"Subordinated Debt” shall mean the consolidated, subordinated, unsecured debt of Borrower that is subordinated to the Liabilities in accordance with a subordination agreement or subordination agreements, in form and substance acceptable to the Required Lenders.

"Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

"Swing Line Limit” shall mean, $50,000,000, provided, however, upon not less than seven days prior notice to the Agent and the Lenders, the Borrower may, for one consecutive 90 day period commencing in each calendar year, increase the Swing Line Limit to an amount not more than $80,000,000.

"Tangible Net Worth” shall mean, as of any particular date, (a) Borrower’s consolidated net worth, (b) minus the consolidated book value of Borrower’s intangible assets, (c) plus the consolidated book amount of Borrower’s deferred income.

"Total Adjusted Funded Debt” shall mean as of any particular date (a) Borrower’s consolidated short term notes payable, plus (b) Borrower’s consolidated long term debt, plus (c) the current maturities of Borrower’s consolidated long term debt, minus (d) to the extent included in b. or c., non-recourse debt, plus (e) to the extent not included in a., b. or c., the Liabilities, minus (f) 90% of the result of (i) the book value of Inventory consisting of grain, minus (ii) 100% of the accounts payable related thereto, minus (g) 100% of the net equity in Margin Accounts.

"Type” shall mean, with respect to any Loan, whether such Loan is a Base Rate Loan or a LIBOR Rate Loan.

"Working Capital” shall mean as of any particular date, (a) Borrower’s consolidated current assets, (b) minus Borrower’s consolidated current liabilities, which consolidated current liabilities shall, in any event, include the Line of Credit A Loan Liabilities.

1.2 Index to Other Definitions. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location
Advance, Advances
Agreement
Application
Assignee
Assignment and Acceptance
Beneficiary
Benefit Plans
Borrower
Code
Commercial LC Fee
Commitment Fees
Compliance Certificate
Default Rate
EBITDA
Environmental Laws
Equalization Transfer
ERISA
Excess
Guarantor
ISP98
Lenders
Line of Credit A
Line of Credit A Advances
Line of Credit A Notes
Line of Credit B
Line of Credit B Advances
Line of Credit B Notes
Loan Account
Loan, Loans
Material Subsidiary
Prior Agreement
Purchasing Lender
Replacement Candidate
Restricted Payments
Securities Act
Selling Lender
Standby LC Fee
Swing Line
Swing Line Advances
Taxes
UCP
Section 2.1.5
introduction
Section 2.1.4
Section 10.23
Section 10.23
Section 2.1.4
Section 6.20
introduction
Section 1.4
Section 2.5(d)
Section 2.5(c)
Section 7.1
Section 2.2(c)
Section 5.2
Section 6.10
Section 2.1.5
Section 6.20
Section10.24
Section 5.2
Section 2.1.4
introduction
Section 2.1.2
Section 2.1.2
Section 2.1.2
Section 2.1.3
Section 2.1.3
Section 2.1.3
Section 2.6
Section 2.1.5
Section 5.2
Recital
Section 2.1.5
Section 10.32
Section 8.6
Section 10.33
Section 2.1.5
Section 2.5(d)
Section 2.1.1
Section 2.1.1
Section10.22
Section 2.1.4

1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP, as consistently applied as of the date of this Agreement.

1.4 Others Defined in Colorado Uniform Commercial Code. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Colorado (“Code”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Electronic Chattel Paper, Goods, Instruments, Investment Property, Letter of Credit Rights, General Intangibles, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.

2 LOANS, LETTERS OF CREDIT AND FEES.

2.1 Loans and Letters of Credit. Subject to all of the terms and conditions contained in this Agreement, the Agent and the Lenders severally and not jointly agree to make the following extensions of credit to or for the benefit of Borrower:

2.1.1 Swing Line. The Agent agrees to make advances (“Swing Line Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement, upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 1:00 p.m. (local time in Denver) on the Business Day of any proposed Advance, through and including the Maturity Date, in amounts up to the lesser of: (a) the Swing Line Limit minus the outstanding Swing Line Advances; or (b) the Available Amount A (“Swing Line”). The Swing Line Advances shall be repayable in accordance with the terms of this Agreement (as further evidenced by Borrower’s Line of Credit A Note to the Agent). The Agent, upon the written approval of the Required Lenders, may elect to make Swing Line Advances to Borrower in excess of the Swing Line Limit (but not in excess of the Available Amount A), and any such Swing Line Advances shall also be governed by the terms hereof.

2.1.2 Line of Credit A. Each Lender severally agrees to make advances (“Line of Credit A Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.5 or Section 2.2(f)), upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver) on the second Business Day prior to the date of any proposed LIBOR Rate Loan or upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver) on the Business Day of the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Available Amount A on such Business Day through the Maturity Date, in aggregate amounts up to the Available Amount A (“Line of Credit A”). The Line of Credit A Advances shall be repayable in accordance with the terms of this Agreement (as further evidenced by Borrower’s promissory notes to each of the Lenders (“Line of Credit A Notes”), the form of which is attached as Exhibit 2A).

2.1.3 Line of Credit B. Each Lender severally agrees to make advances (“Line of Credit B Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.5 or Section 2.2(f)), upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver) on the second Business Day prior to the date of any proposed LIBOR Rate Loan or upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver) on the Business Day of the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Available Amount B on such Business Day through the Maturity Date, in aggregate amounts up to the Available Amount B (“Line of Credit B”). The Line of Credit B Advances shall be repayable in accordance with the terms of this Agreement (as further evidenced by Borrower’s promissory notes to each of the Lenders (“Line of Credit B Notes”), the form of which is attached as Exhibit 2B).

2.1.4 Letters of Credit.

(a) The Agent further agrees to Issue or cause to be Issued by a Lender that agrees, in each case, to be the Issuer, Letters for Borrower’s account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or such Lender thereby becoming an Issuer), with an expiration date not later than the earlier of (a) one year after the date of issuance, or (b) the fifth day prior to the Maturity Date, in amounts up to the lesser of: (y) Ninety Million Dollars ($90,000,000) minus the then outstanding LC Obligations; or (z) the Available Amount A, for the benefit of one or more beneficiaries to be named by Borrower (the “Beneficiary", whether one or more), in form and substance acceptable to the Beneficiary. Letters which provide for an automatic extension of the expiration date may not automatically extend for more than one year at each extension and shall, in the sole discretion of the Agent, not be allowed to automatically extend to a date later than the fifth day prior to the Maturity Date. In order to effect the issuance of each Letter, Borrower shall deliver to the Agent a letter of credit application (the “Application") not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the Letter. The Application shall be duly executed by a responsible officer of Borrower, shall be irrevocable and shall (i) specify the day on which such Letter is to be Issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the Letter and stating that all conditions precedent to such issuance have been satisfied. Each Letter shall (i) provide for the payment of drafts presented for honor thereunder by the Beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Letter, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject, as applicable, to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or the International Standby Practices (ISP 98—International Chamber Of Commerce Publication Number 590) (in each case, together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by Issuer, the “UCP” and the “ISP98", respectively), and shall, as to matters not governed by the UCP or the ISP98, be governed by, and construed and interpreted in accordance with, the laws of the State in which Issuer resides. In the event the terms of any Application or any related reimbursement agreement or other related agreement are inconsistent with the terms of this Section 2.1.4, then the terms of this Section 2.1.4 shall be controlling and shall govern over any the terms of any such Application or any related reimbursement agreement or other related agreement.

(b) Upon the Issuance date of each Letter, the Issuer shall be deemed, without further action by any party hereto, to have sold to each other Lender with a Line of Credit A Loan Commitment, and each other Lender with a Line of Credit A Loan Commitment shall be deemed, without further action by any party hereto, to have purchased from the Issuer, a participation, to the extent of such Lender’s respective Pro Rata Percentage, in such Letter, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter. If requested by the relevant Issuer, the Agent, the other Lenders will execute any other documents reasonably requested by such Issuer to evidence the purchase of such participation.

(c) If Issuer has received documents purporting to draw under a Letter that Issuer believes conform to the requirements of the Letter, or if Issuer has decided that it will comply with Borrower’s written or oral request of authorization to pay a drawing on any Letter that Issuer does not believe conforms to the requirements of the Letter, Issuer or the Agent will notify Borrower of that fact. An amount equal to the amount of such drawing shall be paid by Borrower to the Agent for the account of the Issuer on the date such drawing is made. The obligation of Borrower to repay the Agent for the account of the Issuer or the Agent and the Lenders for any Advance under the Swing Line or the Line of Credit A made to fund such reimbursement, shall be absolute, unconditional and irrevocable, shall continue for so long as any LC Obligation is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, notwithstanding any of the following:

(i) Any lack of validity or enforceability of any Letter or LC Obligation;

(ii)	The existence of any claim, setoff, defense or other right which Borrower may have or claim at any time against any Beneficiary, transferee or holder of any Letter (or any Person for whom any such Beneficiary, transferee or holder may be acting), Issuer or any other Person, whether in connection with a Letter, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(iii)	Any statement or any other document presented under any Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatever so long as such statement or document appeared to comply with the terms of the Letter.

(d) None of Issuer, the Lenders or any of the officers, directors employees, agents or affiliates of any of them shall be liable or responsible for, and the obligations of Borrower to Issuer and the Lenders shall not be impaired by:

(i)	The use that may be made of any Letter or for any acts or omissions of any Beneficiary, transferee or holder thereof in connection therewith;

(ii)	The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged so long as such statement or document appeared to comply with the terms of the Letter;

(iii)	The acceptance by Issuer of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)	Any other action of Issuer in making or failing to make payment under any Letter if in good faith and in conformity with applicable U.S. or foreign laws, regulations or customs.

(e) Notwithstanding the foregoing, Borrower shall have a claim against Issuer and the Agent, and Issuer and/or the Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Issuer’s or the Agent’s willful misconduct or gross negligence in determining whether documents presented under any Letter comply with the terms thereof.

(f) If any Letter is Issued and outstanding on the Maturity Date, Borrower shall deposit with the Agent, for the ratable benefit of the Lenders and the Issuer: (i) cash collateral, or (ii) a backup letter of credit issued to the Agent and acceptable to the Lenders, in either case, in an amount equal to the LC Obligations relating to such Letter.

2.1.5 Equalization Transfers.

(a) The Swing Line Advances, the Line of Credit A Advances and the Line of Credit B Advances (collectively “Advances” and individually, an “Advance") shall also sometimes collectively be referred to in each case as a “Loan” and collectively the “Loans". It is anticipated that on each Business Day Borrower may wish to borrow and repay Loans under the Line of Credit A. To the extent possible, these Loans will be made by the Agent under the Swing Line. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent may fund daily Loans under the Line of Credit A for the accounts of the Lenders and apply daily repayments of Loans under the Line of Credit A to the accounts of the Lenders, other than according to the Lenders’ Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Loan under the Line of Credit A on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Loan under the Line of Credit A on the date of payment thereof), provided however, that no such Loan shall be made and no repayment of such a Loan shall be applied other than according to the Lenders’ Pro Rata Percentages, if: (i) at the time of such Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to such requested Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Loans under the Line of Credit A held according to the Lenders’ Pro Rata Percentages, would exceed the Swing Line Limit; or (iii) after giving effect to such requested Loan, the Agent would hold at the end of any Business Day, Loans under the Swing Line and the Line of Credit A exceeding its Line of Credit A Loan Commitment plus the Swing Line Limit.

(b) On any Business Day in the discretion of the Agent, if the outstanding Loans are not held, or will not be held by reason of a request for an Advance, according to the Lenders’ Pro Rata Percentages under the Line of Credit B, or, On any Business Day in the discretion of the Agent, if the outstanding Loans are not held, or will not be held by reason of a request for an Advance, according to the Lenders’ Pro Rata Percentages under the Line of Credit A, by reason of Swing Line Advance (or a request therefore) or otherwise, the Agent shall give notice to the Lenders not later than 4:00 p.m. (local time in Denver) of the amount of funds to be transferred from the Agent to the Lenders, or from the Lenders to the Agent, or from one Lender to another, as the case may be (each such transfer, an “Equalization Transfer") required (giving effect to anticipated Swing Line Advances and to anticipated payments to be applied under the Swing Line) to cause the respective Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) to be held by the Lenders according to their respective Pro Rata Percentages. On the next Business Day following such notice the necessary Equalization Transfers shall be made in Immediately Available Funds not later than 11:00 a.m. (local time in Denver); provided, however, Equalization Transfers necessary to avoid the event described in Section 2.1.5(a)(iii) shall be made on the same Business Day.

(c) Except as provided in Section 2.1.5(d), any Equalization Transfer by the Lenders to the Agent shall be deemed to constitute Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) by such Lenders to Borrower and repayments by Borrower of Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) held by the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) by the Agent to Borrower and repayments of Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) held by the Lenders.

(d) In the event that on the date on which any Equalization Transfer is required to be made pursuant to Section 2.1.5(b), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Equalization Transfer by the Lenders to the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) of the Lenders to Borrower, to the end that each of the Lenders shall have an interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.

(e) At any time after any Lender (a “Selling Lender") has received any Equalization Transfer that constitutes a purchase by any other Lender (a “Purchasing Lender") of a direct interest in such Selling Lender’s Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) pursuant to Section 2.1.5(d), if such Selling Lender receives any payment on account of its Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender’s direct interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

(f) Provided that no Lender (other than the Agent, when making Swing Line Advances) shall be required to make Loans or Equalization Transfers that would cause its outstanding Loans to exceed its Commitments, each Lender’s obligation to make Equalization Transfers pursuant to Section 2.1.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (iv) any breach of this Agreement by Borrower or any other Lender, including without limitation, any other Lender’s failure to make any Equalization Transfer; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Payments of principal, interest, non-use fees and letter of credit fees by Borrower and Equalization Transfers between the Lenders, respectively, shall be made on the Closing Date: (i) to cause the payment of interest, non-use fees and letter of credit fees due to the Lenders to the Closing Date under the Prior Agreement; and (ii) to cause the Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) to be held by the Lenders under this Agreement according to their respective Pro Rata Percentage (adjusted in the reasonable discretion of the Agent for anticipated Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) or repayments of Loans (under the Line of Credit B or under the Line of Credit A, as the case may be)), said Equalization Transfers to be deemed to be, as to the Loans (under the Line of Credit B or under the Line of Credit A, as the case may be) made and outstanding under the Prior Agreement, a sale and assignment by the Lenders to the Lenders, respectively, and a purchase and assumption by the Lenders from the Lenders, respectively, according to their respective Pro Rata Percentages. Borrower acknowledges that this will result, in some cases, in Lenders holding lower Pro Rata Percentage in LIBOR Rate Loans than they held under the Prior Agreement, and, to the extent applicable, Borrower acknowledges its reimbursement obligations under Section 2.3(b) of the Prior Agreement with respect to this reallocation of LIBOR Rate Loans.

2.2 Payment of Principal and Interest; Default Rate. The principal amount outstanding under the Swing Line, the Line of Credit A and the Line of Credit B shall be due and payable on the Maturity Date. Loans under the Swing Line shall be Daily Reset LIBOR Rate Loans. Loans under the Line of Credit A and Line of Credit B may, at the option of Borrower, be Base Rate Loans or LIBOR Rate Loans. Each request for LIBOR Rate Loans shall be in a minimum amount of $1,000,000 and an integral multiple of $1,000,000 and shall be subject to the restrictions set forth in the definition of Interest Period and the other restrictions set forth in this Section 2.2. Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a) So long as no Matured Default has occurred and is continuing, during such periods as such Loan is a Daily Reset LIBOR Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Daily Reset LIBOR Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing [May 1, 2009], and on the Maturity Date, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(b) So long as no Matured Default has occurred and is continuing, during such periods as such Loan is a Base Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing [May 1, 2009], and on the Maturity Date, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(c) So long as no Matured Default has occurred and is continuing, during such periods as such Loan is a LIBOR Rate Loan, a rate per annum during each day of each Interest Period for such Loan equal to the lesser of (i) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the last day of the Interest Period in respect of such LIBOR Rate Loan, and, if the Interest Period with respect to such LIBOR Rate Loan exceeds three months, the day which is three months after the making of such LIBOR Rate Loan, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

(d) After the occurrence of a Matured Default and for so long as such Matured Default is continuing, the Agent shall (upon the direction of the Required Lenders) notify Borrower that any and all amounts due hereunder or under any other Financing Agreement, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Matured Default continues, payable on demand, at a rate per annum (the “Default Rate") equal to the lesser of (i)(A) with respect to a Daily Reset LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the Daily Reset LIBOR Rate in effect from time to time plus the Applicable Margin; (B) with respect to a Base Rate Loan, the sum of two percent (2.0%) per annum plus the Base Rate in effect from time to time plus the Applicable Margin; or (C) with respect to a LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the LIBOR Rate then in effect for such LIBOR Rate Loan plus the Applicable Margin; or (ii) the Highest Lawful Rate.

(e) All computations of interest pursuant to this Section 2.2 shall be made by the Agent with respect to all Loans on the basis of a year of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case such computations shall be based on a year of 365 or 366 days, as the case may be. Interest with respect to all Loans, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(f) Borrower may on any Business Day, upon Borrower’s written (including facsimile) notice or oral notice followed by written (including facsimile) confirmation, given by Borrower to the Agent not later than 10:00 am (local time in Denver) on the second Business Day prior to the date of any proposed interest conversion or rollover, (a) convert Loans of one Type into Loans of another Type, or (b) continue or rollover existing LIBOR Rate Loans; provided however, (i) with respect to any conversion into or rollover of a LIBOR Rate Loan, no Default or Matured Default shall have occurred and be continuing, and (ii) any continuation or rollover of LIBOR Rate Loans for the same or a different Interest Period or into Base Rate Loans, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans. Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Loans to be converted and whether such Loans constitute LIBOR Rate Loans, and (z) if such interest conversion is into Loans constituting LIBOR Rate Loans, the duration of the Interest Period for each such Loan. The Agent shall promptly deliver a copy thereof to each Lender. Each such notice shall be irrevocable and binding on Borrower. If Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Loan as set forth above, such Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period with respect thereto. The provisions of this Section 2.2(f) shall also apply to initial Advances made as LIBOR Rate Loans.

2.3 Prepayments; Termination of the Commitments.

(a) Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section 2.3. With respect to any prepayment, Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment (which shall be a Business Day), the Loans to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Agent not later than 12:00 noon (local time in Denver): (a) with respect to any Loan which is a Base Rate Loan, on the date of the proposed prepayment, and (b) with respect to any Loan which is a LIBOR Rate Loan, two (2) Business Days prior to the date of the proposed prepayment. All prepayments of Base Rate Loans shall be without premium. All prepayments of LIBOR Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium thereon, provided however, that losses, costs or expenses incurred by any Lender as described in Section 2.3(b) shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of LIBOR Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under Section 2.3(b). Borrower shall have no optional right to prepay the principal amount of any LIBOR Rate Loan other than as provided in this Section 2.3.

(b) Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan and/or loss of net yield) as a result of (a) any payment, conversion, rollover, or prepayment of all or a portion of any LIBOR Rate Loan on a day other than the last day of an Interest Period for such LIBOR Rate Loan, (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender’s Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.2 (whether oral or written) but before the proposed date for such LIBOR Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective, (c) after receipt by the Agent of a notice of borrowing delivered pursuant to Section 2.2, the failure of any Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of Borrower or (d) any rescission of a notice of borrowing delivered pursuant to Section 2.2 or a notice of interest conversion delivered pursuant to Section 2.2. Any Lender demanding payment under this Section 2.3 shall deliver to Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a LIBOR Rate Loan shall include without limitation, an amount equal to the sum of (i) the amount of the net yield that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus (ii) any expense incurred by such Lender. Notwithstanding any provision herein to the contrary, each Lender shall be entitled to fund and maintain its funding of all of any part of the LIBOR Rate Loans in any manner it elects; it being understood, however, that all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Loan during the Interest Period for such Loan through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Loans).

(c) Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit A Loan Commitments, (i) in whole (subject to the last sentence of this Section 2.3(c)) or (ii) in part, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, but not to an amount less than $160,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit A Loan Liabilities in full and the return or cash coverage of any Letter then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit A Loan Liabilities to the extent necessary to cause the Available Amount A to be not less than zero. Any partial reduction of the Line of Credit A Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit A Loan Commitments of each of the Lenders. Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit B Loan Commitments, (i) in whole, or (ii) in part, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, but not to an amount less than $40,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit B Loan Liabilities in full, or (ii) in the case of a partial termination, payment of the Line of Credit B Loan Liabilities to the extent necessary to cause the Available Amount B to be not less than zero. Any partial reduction of the Line of Credit B Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit B Loan Commitments of each of the Lenders. In the event Borrower elects to terminate the Line of Credit A Loan Commitments in whole as set forth in this Section 2.3(c), then Borrower shall also terminate the Line of Credit B Loan Commitments in whole as set forth in this Section 2.3(c).

2.4 Purpose. The purpose of the Line of Credit A and the Line of Credit B is to provide funds for the general working capital purposes of Borrower and its consolidated subsidiaries.

2.5 Loan and Letter of Credit Fees.

(a) Agent’s Fee. Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder: a one time arranger fee on the Closing Date; an annual agent’s fee on the Closing Date and on each anniversary date to the Maturity Date; and one time fronting fees from time to time in respect of the initial Issuance of Letters, all in amounts as set forth in the Agent’s Letter. Each of the Agent’s fees shall be fully earned on the date they become payable and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent. No Persons other than the Agent shall have any interest in any such Agent’s fees.

(b) Initial Commitment Fees. Borrower agrees to pay to the Agent for distribution to the Lenders, including the Agent the one time initial commitment fees in amounts as set forth in the Agent’s Letter. Each of these fees shall be fully earned and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(c) Quarterly Non-Use Fees. Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective pro rata average principal amounts outstanding under the Swing Line, the Line of Credit A and the Line of Credit B or, as applicable, their respective Pro Rata Percentages if, in any case, said average principal amounts outstanding are zero) quarterly non-use fees (“Non-Use Fees”) through the Maturity Date, calculated using the then applicable rates per annum set forth in the definition of Applicable Margin, and applied to the daily average Available Amount A and Available Amount B, respectively. The quarterly Non-Use Fees shall be due and payable in arrears with respect to the prior quarter on the first day of each January, April, July and October hereafter through the Maturity Date. Pro-rated Non-Use Fees shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date. Pro-rated Non-Use Fees shall be due and payable to the Lenders on the Closing Date based on the Commitments and outstanding amounts under the Prior Agreement. The quarterly Non-Use Fees shall be fully earned as they accrue and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(d) Letter of Credit Fees. Borrower agrees to pay to the Agent, for distribution to the Lenders (based on their respective Pro Rata Percentages), quarterly fees (“Commercial LC Fees” and “Standby LC Fees", respectively), payable in arrears with respect to the prior quarter on the first day of each January, April, July and October, in respect of each Letter Issued hereunder, calculated using the then applicable rates per annum set forth in the definition of Applicable Margin, and applied to daily average face amounts of all Letters outstanding during such quarter, respectively. Pro-rated LC Fees and Standby LC Fees shall be due and payable on the first day of the quarter following the Closing Date, on the Maturity Date and, with respect to a Letter that terminates, on the date such Letter terminates. Pro-rated LC Fees and Standby LC Fees shall be due and payable to the Lenders on the Closing Date based on the Letters outstanding under the Prior Agreement. Borrower shall also pay to the Agent for the account of the Issuer Issuing any Letter, the normal and customary processing fees charged by such Issuer in connection with the Issuance of or drawings under each such Letter. Commercial LC Fees, Standby LC Fees and related processing fees shall be fully earned as they accrue and if not paid timely by Borrower, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

(e) Calculation of Fees. The fees payable under this Section 2.5 which are based on an annual percentage rate shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under this Section 2.5 shall be conclusive and binding for all purposes, absent manifest error.

(f) Fees Not Interest. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in Immediately Available Funds. All fees shall be non-refundable.

2.6 Borrower’s Loan Account. The Agent shall maintain a loan account (“Loan Account”) on its books in which shall be recorded: (a) all Line of Credit A Advances made by the Agent to Borrower pursuant to this Agreement; (b) all Line of Credit B Advances made by the Agent to Borrower pursuant to this Agreement; (c) all receipts and disbursements from and to the other Lenders; (d) all payments made by Borrower; and (e) all other appropriate debits and credits as provided in this Agreement, including without limitation, all receipts of fees, charges, expenses and interest. All entries in Borrower’s Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected as owing by and under its Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.

2.7 Statements. All Advances to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to Borrower and the Lenders written statements of account, the balance in Borrower’s Loan Account, as set forth on the Agent’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Lenders by Borrower and, as the case may be, by the Lenders to each other. On or about the last day of each calendar month, the Agent shall mail to Borrower a statement setting forth the balance of Borrower’s Loan Account, including without limitation, principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within sixty (60) days after receipt of any statement from the Agent, Borrower or a Lender shall deliver to the Agent written objection specifying the error or errors, if any, contained in such statement.

2.8 Termination of Agreement. Subject to and in accordance with Section 9.1, the Agent shall have the right, without notice to Borrower, to terminate the Commitments immediately upon a Matured Default. In addition, the Commitments shall be deemed immediately terminated and all of the Liabilities shall be immediately due and payable, without notice to Borrower, on the Maturity Date. In the event the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the payment in full of the Liabilities and the termination of any Letters. Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrower or any Guarantor of the Liabilities, or Borrower or any Guarantor of the Liabilities makes an assignment for the benefit of creditors, the Commitments shall be deemed to be terminated immediately, and all the Liabilities shall be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower, provided, however, that in the event a proceeding against Borrower or any Guarantor of the Liabilities is dismissed within sixty (60) days of the date of its filing then the Commitments shall be deemed to be reinstated as of the date the order of dismissal becomes final and the Agent is given notice thereof, and provided, however, the automatic reimbursement of the Issuer by the Lenders as provided for in this Agreement shall continue with respect to any post-petition drawings under any Letters. This Agreement shall terminate when the Commitments have terminated, any Letters Issued hereunder have terminated and the Liabilities have been indefeasibly paid in full.

3 INTENTIONALLY OMITTED.

4 CONDITIONS TO ADVANCES.

Notwithstanding any other provisions to the contrary contained in this Agreement, the making of Advances or the issuance of Letters provided for in this Agreement shall be conditioned upon the following:

4.1 Approval of the Agent’s Counsel. Legal matters, if any, relating to any Advance shall have been reviewed by and shall be satisfactory to counsel for the Agent.

4.2 Compliance. All representations and warranties contained in this Agreement shall be true on and as of the date of the making of each Advance as if such representations and warranties had been made on and as of such date, and no Default or Matured Default shall have occurred and be continuing or shall exist.

4.3 Documentation. Prior to the initial Advance under this Agreement, Borrower shall have executed and/or delivered to the Agent all of the documents listed on the List of Closing Documents attached as Exhibit 4A.

5 GUARANTIES.

5.1 Guaranties. Borrower agrees to maintain, for the ratable benefit of the Lenders, the guaranty of the following consolidated subsidiaries of Borrower: The Andersons Agriculture Group, L.P., The Andersons Lawn Fertilizer Division, Inc., an Ohio corporation, and Douglass Fertilizer & Chemical, Inc., a Florida corporation, the form of which is attached as Exhibit 5A.

5.2 Additional Guaranties. After the date of this Agreement, Borrower agrees to obtain, for the ratable benefit of the Lenders, the guaranty or guaranties of any consolidated subsidiary of Borrower that is a Material Subsidiary, the form of which is attached as Exhibit 5A (together with the consolidated subsidiaries referred to in Section 5.1, collectively “Guarantor”). “Material Subsidiary” shall mean a consolidated subsidiary that accounted for more than 5% of EBITDA of Borrower and its consolidated subsidiaries for the most recently completed fiscal quarter with respect to which, pursuant to Section 7.1, financial statements have been, or are required to have been, delivered by Borrower on or before the date as of which any such determination is made, as reflected in such financial statements, and (ii) has assets which represent more than 5% of the consolidated gross assets of Borrower and its consolidated subsidiaries as of the last day of the most recently completed fiscal quarter with respect to which, pursuant to Section 7.1, financial statements have been, or are required to have been, delivered by Borrower on or before the date as of which any such determination is made, as reflected in such financial statements. "EBITDA” shall mean, during any period of determination, the net income of Borrower and its consolidated subsidiaries before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation expense, amortization expense and other non-cash expenses or charges, excluding (to the extent included): (a) non-operating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

6 WARRANTIES.

Borrower represents and warrants to the Lenders that:

6.1 Litigation and Proceedings. Except as set forth on Part 1 of Exhibit 6A and except for judgments and pending or, to the best of Borrower’s knowledge, threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business, no judgments are outstanding against Borrower and its consolidated subsidiaries, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower and its consolidated subsidiaries.

6.2 Other Agreements. Except as set forth on part 2 of Exhibit 6A, Borrower and its consolidated subsidiaries are not in default under any contract, lease or commitment to which Borrower or its consolidated subsidiaries are a party or by which Borrower and its consolidated subsidiaries are bound, except those which are not, in the aggregate, material to Borrower’s and its consolidated subsidiaries financial condition, results of operations or business. Borrower knows of no dispute, except as set forth on part 2 of Exhibit 6A, relating to any contract, lease, or commitment of Borrower and its consolidated subsidiaries, except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.3 Licenses, Patents, Copyrights, Trademarks and Trade Names. There is no action, proceeding, claim or complaint pending or threatened to be brought against Borrower or its consolidated subsidiaries by any Person which might jeopardize any of Borrower’s or its consolidated subsidiaries interest in any licenses, patents, copyrights, trademarks, trade names or applications except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.4 Encumbrances. Except as permitted under Section 8.1 and except as set forth on part 3 of Exhibit 6A, all of the property of Borrower and its consolidated subsidiaries is free and clear of all security interests, liens, claims and encumbrances. No Goods held by Borrower and its consolidated subsidiaries on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by Borrower and its consolidated subsidiaries in respect of the sale of such Goods (except markups or commissions which have been fully earned by Borrower and its consolidated subsidiaries) have been represented to be Accounts. All Producer Payables which are owing to suppliers of any of the Inventory have been paid when due, other than those being contested in good faith by Borrower and its consolidated subsidiaries, and no Person to whom such Producer Payables are owed has demanded turnover of any Inventory or proceeds thereof. Borrower and its consolidated subsidiaries has adequate procedures in place to insure that Inventory purchased by Borrower and its consolidated subsidiaries is free of security interests in accordance with the Federal Food Security Act.

6.5 Location of Assets; Chief Executive Office. The chief executive office of Borrower is located at 480 West Dussel Drive, Maumee, OH 43537. As of the execution of this Agreement, the books and records of Borrower are located at the chief executive office of Borrower. If Borrower shall intend to make any change in any of such locations, Borrower shall notify the Agent at least 30 days prior to such change.

6.6 Tax Liabilities. Borrower and its consolidated subsidiaries have filed all federal, state and local tax reports and returns required by any law or regulation to be filed by Borrower and its consolidated subsidiaries and they have either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on Borrower’s consolidated balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of Borrower and its consolidated subsidiaries accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of Borrower and its consolidated subsidiaries, except as described on part 4 of Exhibit 6A.

6.7 Indebtedness. Except as contemplated by this Agreement, as disclosed on part 5 of Exhibit 6A and as disclosed on the financial statements identified in Section 6.13, Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business.

6.8 Affiliates. Borrower and its consolidated subsidiaries have no Affiliates, other than their directors, officers, agents and employees and those Persons disclosed on part 6 of Exhibit 6A as updated from time to time by Borrower, and the legal relationship of Borrower and its consolidated subsidiaries to each such Affiliate is accurately and completely described thereon.

6.9 Environmental Matters. Except as disclosed on part 7 of Exhibit 6A, (a) Borrower and its consolidated subsidiaries have not received any notice to the effect, or have any knowledge, that the Property or its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries; (b) there have been no releases of hazardous materials at, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries; (d) Borrower and its consolidated subsidiaries have not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower and its consolidated subsidiaries for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA; and (e) no conditions exist at, on or under the Property which, with the giving of notice, would rise to any material liability under any Environmental Laws.

6.10 Existence. Borrower is a corporation duly organized and in good standing under the laws of the State of Ohio and Borrower and its consolidated subsidiaries are duly qualified to do business and are in good standing in all states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business.

6.11 Authority. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements and the performance of Borrower’s obligations hereunder and thereunder: (a) are within Borrower’s powers; (b) are duly authorized by Borrower’s board of directors; (c) are not in contravention of the terms of Borrower’s articles or certificate of incorporation or code of regulations; (d) are not in contravention of any law or laws, or of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any of Borrower’s property is bound; (e) do not require any consent, registration or approval of any Governmental Authority or of any other Person, except such consents or approvals as have been obtained; (f) do not contravene any contractual restriction or Governmental Requirement binding upon Borrower; and (g) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which Borrower is a party or by which Borrower or any of Borrower’s property may be bound or affected. Borrower shall deliver to the Agent, upon the Agent’s request therefor, a written opinion of counsel as to the matters described in the foregoing clauses (a) through (g).

6.12 Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower and the Guarantors of the Liabilities, respectively, and are enforceable against Borrower and the Guarantors of the Liabilities, respectively, in accordance with their respective terms.

6.13 Correctness of Financial Statements. The consolidated financial statements delivered from time to time by Borrower to the Lenders present fairly the financial condition of Borrower and its consolidated subsidiaries, and have been prepared in accordance with GAAP consistently applied. Since the date of the most recent financial statements delivered to the Lenders, there has been no materially adverse change in the condition or operation of Borrower and its consolidated subsidiaries.

6.14 Employee Controversies. Except as set forth on Part 1 of Exhibit 6A, there are no controversies pending or, to the best of Borrower’s knowledge, threatened between Borrower and its consolidated subsidiaries or any of their employees, other than employee grievances arising in the ordinary course of business or which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

6.15 Compliance with Laws and Regulations. Borrower and its consolidated subsidiaries are in compliance with all Governmental Requirements relating to the business operations and the assets of Borrower and its consolidated subsidiaries, except for Governmental Requirements, the violation of which would not have a material adverse effect on Borrower’s financial condition, results of operations or business.

6.16 Account Warranties. Except as disclosed to the Agent from time to time in writing, all Accounts which are reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by not more than one executed original agreement, contract or document, and represent undisputed, bona fide transactions completed in accordance with the terms and conditions of any related document; the Accounts have not been pledged, sold or assigned to any Person; and except as disclosed to the Agent from time to time in writing, Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts that in the aggregate are material in amount.

6.17 Inventory Warranties. Except as disclosed to the Agent from time to time in writing, all Inventory reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 shall be of good and merchantable quality, free from any defects which might affect the market value of such Inventory.

6.18 Solvency. Borrower and its consolidated subsidiaries are solvent, able to pay their debts generally as such debts mature, and have capital sufficient to carry on their business and all businesses in which they are about to engage. The saleable value of the total consolidated assets of Borrower and its consolidated subsidiaries at a fair valuation, and at a present fair saleable value, is greater than the amount of total consolidated obligations of Borrower and its consolidated subsidiaries to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others). Borrower and its consolidated subsidiaries will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

6.19 Pension Reform Act. No events, including without limitation, any “reportable event” or “prohibited transactions,” as those terms are defined in the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“ERISA”), have occurred in connection with any type of plan, arrangement, association or fund covered by ERISA in which any personnel of Borrower or an Affiliate which is under common control with Borrower (within the meaning of applicable provisions of the IRC) participate (“Benefit Plans"). The Benefit Plans are otherwise in compliance with all applicable provisions of ERISA and the IRC and meet the minimum funding standards of ERISA and the IRC.

6.20 Margin Security. Borrower does not own any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

6.21 Investment Company Act Not Applicable. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.22 Full Disclosure. All factual information taken as a whole in the materials furnished by or on behalf of Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Agreements, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Agent or the Lenders in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Agent and the Lenders by Borrower and to be delivered under this Agreement, were prepared in good faith on the basis of information and assumptions that Borrower believed to be reasonable as of the date of such information.

6.23 Intellectual Property. Borrower and its consolidated subsidiaries own or possess (or will be licensed or otherwise have the full right to use) all intellectual property that is necessary for the operation of their business, without any known conflict with the rights of others. No product of Borrower and its consolidated subsidiaries infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower and its consolidated subsidiaries.

6.24 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be true from the date of this Agreement until the Liabilities shall be paid in full and the Lenders shall cease to be committed to make Loans or Issue Letters under this Agreement.

7 AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or Issue Letters under this Agreement:

7.1 Financial and Other Information. Except as otherwise expressly provided for in this Agreement, Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of Borrower and its consolidated subsidiaries, in accordance with GAAP consistently applied, and Borrower shall cause to be furnished to the Agent (with copies to the other Lenders, from time to time and in a form acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following:

(a) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, audited consolidated statements of income, retained earnings and cash flow of Borrower and its consolidated subsidiaries for each year, and a consolidated balance sheet of Borrower and its consolidated subsidiaries for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Agent and certified to Borrower by such independent public accountants as are selected by Borrower and satisfactory to the Agent, whose opinion shall be unqualified and otherwise in scope and substance satisfactory to the Agent; and (ii) copies of all SEC 10(K) filings of Borrower;

(b) as soon as practicable and in any event within forty five (45) days after the end of each quarterly accounting period in each fiscal year of Borrower: (i) consolidated statements of income and retained earnings of Borrower and its consolidated subsidiaries for such quarterly period and for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of Borrower and its consolidated subsidiaries as of the end of such quarterly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified as accurate by the chief financial officer of Borrower, subject to changes resulting from normal year end adjustments, (ii) copies of all SEC 10(Q) filings of Borrower, (iii) a compliance certificate of the chief financial officer of Borrower in substantially the form attached as Exhibit 7A (“Compliance Certificate”);

7.2 Conduct of Business. Borrower and its consolidated subsidiaries shall: (a) maintain their existence and maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts and other rights necessary to the conduct of their business; (b) continue in, and limit their operations to, the same general line of business as that presently conducted by them; (c) comply with all Governmental Requirements, except for such Governmental Requirements the violation of which would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business; (d) keep and conduct their business separate and apart from the business of Affiliates; and (e) otherwise do all things necessary to make the Representations and Warranties set forth in Section 6 of this Agreement true and correct at all times.

7.3 Insurance. Borrower and its consolidated subsidiaries shall maintain, at their expense, such liability and property insurance (including as applicable commercial general liability insurance, products liability insurance and workman’s compensation insurance) with financially sound and reputable insurance companies as is ordinarily maintained by other companies of similar size in similar businesses.

7.4 Financial Covenants and Ratios. Borrower shall maintain at all times: (a) a Tangible Net Worth of not less than $300,000,000; (b) a Current Ratio Net of Hedged Inventory of not less than 1.25 to 1; (c) a Debt to Capitalization Ratio of not more than 70%; (d) Working Capital of not less than $175,000,000; (e) an Asset Coverage Ratio of not more than 70%; and (f) an Interest Coverage Ratio of not less than 2.75 to 1.

7.5 Benefit Plans. Borrower and its consolidated subsidiaries shall: (a) keep in full force and effect any and all Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Benefit Plans can be terminated without material liability to Borrower and its consolidated subsidiaries in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Benefit Plans in a timely manner and in an amount sufficient to comply with the requirements of ERISA; (c) comply with all requirements of ERISA which relate to such Benefit Plans; and (d) notify the Agent immediately upon receipt by Borrower and its consolidated subsidiaries of any notice of the institution of any proceeding or other action relating to any Benefit Plans that would reasonably be expected to have a material adverse effect on Borrower or its financial condition.

7.6 Notice of Suit, Adverse Change in Business or Default. Borrower shall, as soon as possible, and in any event within five (5) Business Days after Borrower learns of the following, give written notice to the Agent of: (a) any proceeding being instituted or threatened to be instituted by or against Borrower or its consolidated subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $5,000,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of Borrower and its consolidated subsidiaries; and (c) the occurrence of any Default.

7.7 Use of Proceeds. Borrower and its consolidated subsidiaries shall use Advances only for the purposes stated in Section 2.4 and for no other purpose.

7.8 Books and Records. Borrower and its consolidated subsidiaries shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles are hereafter required or permitted by GAAP and are adopted by Borrower and its consolidated subsidiaries with the concurrence of its independent certified public accountants and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 7.4 or any other provision of this Agreement, Borrower and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating Borrower’s financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made.

8 NEGATIVE COVENANTS.

Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or Issue Letters under this Agreement (unless the Agent, with the written approval of the Required Lenders, shall give the Agent’s prior written consent):

8.1 Encumbrances. Except for those liens, security interests and encumbrances presently in existence and reflected in Borrower’s financial statements referred to in Section 6.13 and disclosed in Exhibit 6A under Section 6.4, Borrower and its consolidated subsidiaries shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, capitalized lease, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of their assets other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on Borrower’s books and records adequate reserves; (b) liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety or appeal bonds, or securing indemnity, performance or other similar bonds in the ordinary course of Borrower’s business, which are not past due; (c) liens securing the interests of the broker with respect to any Margin Account; and (d) any other liens, security interests and encumbrances on property of Borrower and its consolidated subsidiaries other than Inventory, Accounts, General Intangibles (including contract rights) or the direct proceeds thereof.

8.2 Consolidations, Mergers or Acquisitions. Borrower and its consolidated subsidiaries shall not enter into or execute any agreement to recapitalize or consolidate with, merge with, or otherwise acquire the assets or properties of any other Person except: (a) Borrower may acquire the assets of its consolidated subsidiaries or merge with its consolidated subsidiaries, provided that Borrower is the survivor of any such merger; (b) Borrower may acquire Inventory in the ordinary course of business, and (c) provided that no Matured Default has occurred and is continuing or would result thereby, Borrower may make other acquisitions or enter into other mergers, not to exceed $100,000,000 in the aggregate of exchange or transfer value in fiscal year 2008 of Borrower, and not to exceed $75,000,000 in the aggregate of exchange or transfer value in any fiscal year of Borrower thereafter, provided, in each case that Borrower is the survivor of any such merger.

8.3 Indebtedness. Borrower and its consolidated subsidiaries shall not directly or indirectly, create, issue, incur or assume any Priority Debt. “Priority Debt” means, at any time, without duplication, the indebtedness of Borrower and its consolidated subsidiaries secured by any liens, security interests and encumbrances on any property of Borrower and its consolidated subsidiaries other than indebtedness secured only by liens, security interests and encumbrances permitted under Section 8.1.

8.4 Guarantees and Other Contingent Obligations. Except as permitted under Section 8.3, Borrower and its consolidated subsidiaries shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; and (b) that they may indemnify their officers, directors and managers to the extent permitted under the laws of the State in which they are organized and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of Borrower’s securities.

8.5 Disposition of Property. Borrower and its consolidated subsidiaries shall not sell, lease, transfer or otherwise dispose of any of their properties, assets or rights in excess of the aggregate amount of $10,000,000 in book value in any fiscal year of Borrower, except: (a) Inventory may be sold by Borrower and its consolidated subsidiaries in the ordinary course of Borrower’s business; and (b) Borrower and its consolidated subsidiaries may dispose of obsolete or worn out property in the ordinary course of business (which in any event shall be deemed to include the sale or other disposition of unneeded railcars in the ordinary course of the business of Borrower and its consolidated subsidiaries).

8.6 Distributions in Respect of Equity. Borrower and its consolidated subsidiaries shall not directly or indirectly redeem any of Borrower’s shares of capital stock or declare any dividends in any year on any class of Borrower’s capital stock or make any other Restricted Payment, except that (a) Borrower may, provided that no Default or Matured Default has occurred and is continuing or would result thereby, declare and pay dividends that are not in excess of the aggregate of fifty percent (50%) of a rolling average of positive pretax income with respect to the current and prior fiscal year of Borrower, and (b) a consolidated subsidiary of Borrower may make a Restricted Payment to Borrower and its consolidated subsidiaries. “Restricted Payment” shall mean, with respect to Borrower and its consolidated subsidiaries, (a) any direct or indirect dividend or distribution (whether in cash, securities or other property), or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any equity interest of Borrower and its consolidated subsidiaries, or any options, warrants or rights to purchase or acquire any such equity interest of Borrower and its consolidated subsidiaries, or (b) principal or interest payments (in cash, property or otherwise) on, or redemptions of, subordinated debt of Borrower and its consolidated subsidiaries; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in equity interests of Borrower and its consolidated subsidiaries or warrants, options or other rights to purchase such equity interests.

8.7 Loans to and Transactions with Affiliates. Except for (a) advances for travel and expenses to their officers, directors, managers, general partners or employees in the ordinary course of their business, and (b) as permitted by Section 8.8, Borrower and its consolidated subsidiaries shall not make advances or loans in or to any Affiliates. All transactions with Affiliates shall be bona fide arms length transactions that are no less favorable to Borrower and its consolidated subsidiaries than would be a similar transaction with a non-affiliated third person.

8.8 Deposits, Investments, Advances or Loans. Borrower and its consolidated subsidiaries shall not make or permit to exist deposits, investments, advances or loans (other than deposits, investments, advances or loans existing on the date of the execution of this Agreement and disclosed to the Agent in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short term direct obligations of the United States Government (b) investment grade corporate and state and local government securities (Rated BBB- or better by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or rated BAA3 or better by Moody’s Investors Service, Inc.); (c) certificates of deposit or demand deposit accounts issued by or maintained with a bank satisfactory to the Agent in the Agent’s reasonable determination; (d) unsecured advances or loans to officers, directors, employees, as and when permitted by Section 8.7; (e) unsecured advances or loans in or to any Affiliates that have executed and delivered a Guaranty; (f) secured loans made by the Borrower to other Persons in the ordinary course of business not to exceed $75,000,000 in the aggregate in any fiscal year of Borrower; and (g) other unsecured loans to and/or investments in other Persons by the Borrower not to exceed $75,000,000 in the aggregate in any fiscal year of Borrower.

9 DEFAULT AND RIGHTS AND REMEDIES; THE AGENT.

9.1 Liabilities. Except as provided in Section 2.8 (regarding automatic termination of the Commitments and acceleration of the Liabilities in certain events) upon a Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to Borrower and the Lenders, (i) declare the Commitments to be terminated, whereupon such obligations and the Commitments of each Lender shall terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower. Anything herein to the contrary notwithstanding, it is understood that no Lender shall have the right to individually enforce any Financing Agreement which is entered into with or for the Agent, such enforcement residing with the Agent as contemplated by the following Section 9.2 of this Agreement and by the applicable provisions of the other Financing Agreements.

9.2 Rights and Remedies. Upon the occurrence and during the continuance of any Matured Default, the Agent may with the consent of the Required Lenders (subject to the provisions of the other Financing Agreements), and shall at the direction of the Required Lenders, proceed to protect and enforce the rights of the Lenders as set forth in this Section 9.2. The Agent may proceed by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, (i) to enforce the payment of the Liabilities, or (ii) to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to this Agreement and other Financing Agreements in the manner set forth therein; it being intended that no remedy conferred herein or in any of the other Financing Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Agreements, or at any time existing at law or in equity or by statute or otherwise. Agent shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws.

9.3 Waiver of Demand. Borrower expressly waives demand, presentment, protest, and notice of nonpayment, notice of intent to accelerate and notice of acceleration. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

9.4 Waiver of Notice. Upon the occurrence and during the continuance of any Matured Default, Borrower waives, to the fullest extent permitted by applicable law, all rights to notice and hearing of any kind prior to the exercise by the Agent of the Agent’s rights.

9.5 Authorization and Action. Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 9.11) to take such action on its behalf and to exercise such powers under any Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Agreements to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Note; provided however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of any Financing Agreement.

9.6 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor Lender or holder of any Note as the Lender or the holder thereof until it receives notice from the Lender or the payee of such Note concerning the assignment of such Lenders interests or of such Note; (b) may employ and consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Agreement; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that Borrower is entitled to any Loan or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

9.7 Notices of Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or a Matured Default unless the Agent has received written notice from a Lender or Borrower specifying such Default or Matured Default and stating that such notice is a "Notice of Default”. In the event that the Agent obtains such knowledge of the occurrence of a Default or a Matured Default, the Agent shall within three (3) Business Days thereafter, give notice thereof to the Lenders. The Agent shall (subject to Sections 9.1 and 9.2) take such action with respect to such Default or Matured Default as may be directed by the Required Lenders; provided that, unless and until the Agent shall have received the directions referred to in Sections 9.1 and 9.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Matured Default as it shall deem advisable and in the best interest of the Lenders.

9.8 The Agent as a Lender, Affiliates. With respect to its Commitment, any Loan made by it, and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its respective Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

9.9 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into the transactions contemplated by the Financing Agreements and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Person of any Financing Agreement or to inspect the properties or books of Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliates) which may come into the possession of the Agent or any of its affiliates. Notwithstanding the foregoing, the Agent will, upon the request of any Lender, provide to such Lender, at such Lender’s expense, copies of any and all written information provided to the Agent by Borrower.

9.10 Indemnification. Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by Borrower), on a pro-rata basis according to such Lender’s Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Agreement or any action taken or omitted by the Agent under any Financing Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent, active or passive. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro-rata share, according to such Lender’s Commitments of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Agreement, to the extent that the Agent is not reimbursed for such expenses by Borrower.

9.11 Successor Agent. The Agent may resign at any time as Agent under the Financing Agreements by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with, provided that no Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with, provided that no Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Agent’s resignation or removal as Agent, the provisions of Section 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.12 Verification of Borrowing Notices. The natural Person signing this Agreement on behalf of Borrower (or any one of them, if more than one), or any natural Person designated by them (or any one of them) shall be presumed to have the authority to request Advances or request the Issuance of Letters under this Agreement. The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing or request for the Issuance of a Letter, and with respect to any oral request for an Advance or request for the Issuance of a Letter, the Agent shall have no duty to verify the identity of any Person representing himself as one of the natural Persons authorized to make such request on behalf of Borrower. Neither the Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith.

10 MISCELLANEOUS.

10.1 Timing of Payments. For purposes of determining the outstanding balance of the Liabilities, including without limitation, the computations of interest which may from time to time be owing to the Agent or the Lenders, the receipt by the Agent of any check or any other item of payment, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent and is paid to the Agent in cash or a cash equivalent. Notwithstanding the terms of this Agreement or any other Financing Agreement, if the due date of any payment falls on a day that is not a Business Day, such payment may be made and shall not be considered late if made on the next succeeding Business Day.

10.2 Attorneys’ Fees and Costs. If at any time the Agent employs counsel in connection with any matters contemplated by or arising out of this Agreement, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent to advise the Agent or to draft documents for the Agent in connection with any of the foregoing or in connection with any release of the Agent’s claims or any proposed extension, amendment or refinancing of the Liabilities; or (d) to enforce any rights of the Agent to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any related expenses, costs and charges, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or in the Agent’s legal department, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand. In addition, if a Matured Default has occurred and is continuing, and thereafter any Lender employs counsel in connection with, arising out of, or any way related to, protecting, exercising or enforcing this Agreement or the other Financing Agreements or (x) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (y) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); or (z) to enforce any rights of such Lender to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Lender or in the Lender’s legal department, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand. This Section 10.2 shall survive the termination of this Agreement.

10.3 Expenditures by the Agent. In the event that Borrower shall fail to pay costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, the Agent may, in the Agent’s sole discretion and without obligation to do so, make expenditures for any or all of such purposes, and the amount so expended, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand.

10.4 The Agent’s Costs and Expenses as Additional Liabilities. Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the Loans and other financial accommodations described in this Agreement (including without limitation, filing fees, recording fees, document or recording taxes, search fees, appraisal fees and expenses, and the fees and expenses of the Agent’s attorneys, paralegals, and legal assistants, whether outside the Agent or in the Agent’s legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation, together, if not paid promptly by Borrower, with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand.

10.5 Claims and Taxes. Borrower agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any assets of Borrower and its consolidated subsidiaries, or arising out of or related to this Agreement or the other Financing Agreements, which agreement to indemnify and hold the Agent and the Lenders harmless shall survive the termination of this Agreement. Borrower and its consolidated subsidiaries shall pay or cause to be paid all taxes and other governmental charges assessed against Borrower and its consolidated subsidiaries, or payable by Borrower and its consolidated subsidiaries, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to their property, provided, however, that they shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if: (a) Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a material adverse effect on the financial condition of Borrower or the ability of Borrower to pay any of the Liabilities.

10.6 Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any collateral in the Agent’s possession if the Agent takes such action for that purpose as Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent or any Lender to preserve or protect any right with respect to such collateral against prior parties, or to do any act with respect to the preservation of such collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such collateral.

10.7 Inspection. The Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), shall have the right from time to time, to call at Borrower’s place or places of business during reasonable business hours, and, without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the business of Borrower and its consolidated subsidiaries or to any transactions between the parties to this Agreement; (b) make such verification as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of Borrower and its consolidated subsidiaries with Borrower’s officers, employees or directors.

10.8 Examination of Banking Records. Borrower consents to the examination by the Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), whether or not there shall have occurred a Default or a Matured Default, of any and all of banking records of Borrower and its consolidated subsidiaries, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to the Agent and the Agent’s officers, employees and agents, upon their request. Such examination may be conducted by the Agent with or without notice to Borrower at the option of the Agent, any such notice being waived by Borrower.

10.9 Governmental Reports. Borrower will furnish to the Agent, upon the reasonable request of the Agent, copies of the reports of examinations or inspections of Borrower and its consolidated subsidiaries by all Governmental Authorities, and if Borrower fails to furnish such copies to the Agent, Borrower authorizes all such Government Authorities to furnish to the Agent copies of their reports of examinations or inspections of Borrower and its consolidated subsidiaries.

10.10 Reliance by the Agent, the Issuer and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Issuer and the Lenders.

10.11 Parties. Whenever in this Agreement there is reference made to any of the parties, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of Borrower, the Agent, the Lenders and the Issuer. Borrower shall not assign any of it rights or delegate any of its duties under this Agreement or any of the other Financing Agreements without the prior written consent of the Lenders.

10.12 Applicable Law; Severability. This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado and the laws, regulations and decisions of the United States applicable to national banks. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.13 SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY. WITH RESPECT TO ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS, DEBTS, DAMAGES, COSTS AND EXPENSES, WHATSOEVER, WHETHER BASED ON STATUTE, COMMON LAW, PRINCIPLES OF EQUITY OR OTHERWISE, ARISING OUT OF ANY MATTER, THING OR EVENT WHICH IS DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.19. SERVICE, SO MADE, SHALL BE DEEMED TO BE COMPLETE UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED. AT THE OPTION OF THE AGENT, BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT.

10.14 Application of Payments; Waiver. Except as set forth below, payments made by Borrower under this Agreement shall generally be applied first to any costs or fees owing by Borrower to the Agent or any Lender, shall be applied second to any interest payments owing hereunder which are due and unpaid, shall be applied third to any outstanding principal owing hereunder, shall be applied fourth to the establishment of cash collateral accounts to support LC Obligations, and shall be applied fifth to interest accrued but not yet due. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Agent from Borrower, and Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time against the Liabilities, in such manner as the Agent may deem advisable (but in accordance with the order of application set forth above), notwithstanding any entry by the Agent upon any of the Agent’s books and records. Provided, however, this Section 10.14 shall not apply to any transactions unrelated to this Agreement in which the Agent, a Lender, an Issuer or any of their affiliates may have accepted deposits from, lent money to, acted as trustee under indentures of, or generally engaged in business with Borrower, any Affiliates or any Person who may do business with or own securities of Borrower or any such Affiliate. Notwithstanding the foregoing, other than during a Default Period, Bank Products Obligations may be paid, and all transfers, setoffs, adjustments, credits and debits may be made in the ordinary course of business in accordance with the terms of the related Bank Products Agreements. During a Default Period, payments and proceeds of Collateral securing the Bank Products Obligations shall be applied first to Liabilities other than Bank Products Obligations and shall be applied second to Bank Products Obligations on a pro rata basis. Notwithstanding the terms of this Section 10.14, any other terms of this Agreement or any terms of any other Financing Agreement, the Agent shall first apply payments and proceeds of Collateral to any charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall with respect to deposit accounts maintained with the Agent or any other Lender, to the extent that the funds that are the subject of such charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall have been previously paid or applied by the Agent to the Liabilities other than Bank Products Obligations. In the event that such payments and proceeds of Collateral are insufficient to cover such charge-backs, payments pursuant to any avoidance claims or any other loss, overdraft, or shortfall, then the Agent or any other Lender shall be indemnified for the resulting loss in the manner provided for in Section 9.10. Immediately Available Funds held by the Agent that are payable to the Lenders in accordance with the terms of this Agreement (including, but not limited to, this Section 10.14, Section 2.1.5 and Section 10.1), shall be promptly remitted to the Lenders by the Agent in accordance with the written instructions given to the Agent by the Lenders, respectively.

10.15 Marshaling; Payments Set Aside. The Agent and the Lenders shall be under no obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to the Agent or any Lender exercises a right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.16 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

10.17 Continuing Effect. This Agreement and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make Loans or Issue Letters under this Agreement.

10.18 No Waiver. The Agent’s or the Required Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or the other Financing Agreements shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to Borrower specifying such suspension or waiver.

10.19 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered pursuant to this Agreement shall be in writing, and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to the party to be notified as follows:

(a) If to the Agent at:

U.S. Bank National Association

Food & Agribusiness Group

DN-CO-T7CS

950 Seventeenth Street, 7th Floor

Denver, Colorado 80202

Attn: Brian Moeller, Senior Vice President

with a copy to:

Campbell Killin Brittan & Ray, LLC

270 St. Paul Street, Suite 200

Denver, Colorado 80206

Attn: Michael D. Killin

(b) If to Borrower at:

The Andersons, Inc.

480 West Dussel Drive

Maumee, OH 43537

Attn: Gary L. Smith, V.P. of Finance / Treasurer

with a copy to:

The Andersons, Inc.

480 West Dussel Drive

Maumee, OH 43537

Attn: Assistant General Counsel / Elizabeth Hall

or, as to each party, addressed to such other address as shall be designated by such party in a written notice to the other parties. All such notices shall be deemed given on the date of delivery if manually delivered, on the date of sending if sent by facsimile transmission, on the first business day after the date of sending if sent by overnight courier, or three (3) days after the date of mailing if mailed.

10.20 Regulatory Changes. In the event any Governmental Authority (i) subjects the Lenders or any of them or any of their respective lending offices to any new or additional charge, fee, withholding, duty or tax of any kind with respect to any Loans, Letters, LC Obligations or other Liabilities hereunder, (ii) changes the method or basis of taxation of such Loans, Letters, LC Obligations or other Liabilities, except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located, or (iii) changes the reserve or deposit requirements applicable to such Loans, Letters, LC Obligations or other Liabilities (including, without limitation, the imposition, modification or deemed application of any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Rate Loans any such requirement included in an applicable LIBOR Rate) against assets of, deposits with or for the account of any Lender, or its lending office, and including without limitation, the issuance of a request or directive regarding capital adequacy (whether or not having the force of law) that has the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations under this Agreement to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy)), then in any such event, Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such costs or lost income resulting thereby as reasonably determined by such Lender.

10.21 LIBOR Rate Loans. Without limiting the generality of Section 10.20, anything in this Agreement to the contrary notwithstanding, if any Lender shall notify the Agent that: (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful to fund or maintain LIBOR Rate Loans (whether or not such assertion carries the force of law), (ii) deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the applicable markets for any requested Interest Period, (iii) by reason of circumstances affecting the applicable markets adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; (iv) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding their LIBOR Rate Loans for such Interest Period or (v) that the making or funding of LIBOR Rate Loans is impracticable for such Lender, the obligation of such Lender to make, rollover or to convert Loans into LIBOR Rate Loans shall be suspended until such Lender shall notify the Agent and Borrower that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans of such Lender shall automatically convert, on and as of the date of such notification, into Base Rate Loans; provided that each Lender represents and warrants to Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 10.23, it has no actual knowledge that any of the circumstances set forth above exist.

10.22 Taxes. Without limiting the generality of Section 10.20:

(a) Except as otherwise provided in Section 10.22(d), any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of any Lender) interest, penalties, expenses or similar liabilities with respect thereto (“Taxes"), excluding, however, from the definition of Taxes, in the case of each Lender and the Agent, taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent (other than payments for which taxes are withheld pursuant to the last sentence of Section 10.22(d)), (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.22) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, less any credits due to Borrower.

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter included within the definition of “Taxes").

(c) Borrower will indemnify each Lender and the Agent for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 10.22) paid by such Lender or the Agent (as the case may be) and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days from the date such Lender or the Agent (as the case may be) makes written demand therefor; provided however, to the extent that any Lender is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to Borrower, such Lender shall promptly return to Borrower the amount of such reimbursement net of any costs of recovery incurred by such Lender and/or the Agent, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent Borrower has actually paid such Lender with respect thereto.

(d) Prior to the date of any Lender becoming a Lender hereunder, and from time to time thereafter if requested by Borrower or the Agent each Lender organized outside the United States shall provide the Agent and Borrower with the forms prescribed by the Internal Revenue Service of the United States (including, without limitation, Form W-8 BEN, Form W-8 ECI, or Form W-8 IMY) certifying such Lender’s exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder. Unless Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or the Agent shall withhold taxes from such payments for the account and benefit of Borrower at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States; provided however, that all such withholding for such Lender shall cease upon delivery by such Lender of the applicable forms to Borrower and Agent.

(e) Promptly after the date on which payment of any Taxes are due pursuant to applicable law, Borrower will, at the request of the Agent or any Lender, furnish to the Agent or such Lender evidence in form and substance satisfactory to the Agent or such Lender, that Borrower has met its obligations under this Section 10.22.

(f) Without prejudice to the survival of any other agreement of Borrower, the agreement and obligations of Borrower contained in this Section 10.22 shall survive the payment in full of the Liabilities.

10.23 Assignments and Participation.

(a) After the Closing Date (and, provided that no Default has occurred and is continuing, subject to the prior written consent of Borrower, such consent not to be unreasonably withheld) each Lender may assign to any Person (the “Assignee”) all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and the Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the total amount of the Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its Affiliates taken as a whole shall equal or exceed $5,000,000, (iii) the remaining Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) held by the assigning Lender and its affiliates after giving effect to any such assignment shall equal or exceed $5,000,000, (iv) the assignment shall not be made to Borrower, an Affiliate or a Guarantor of any of the Liabilities and shall not cause Borrower to incur any additional liability or expense and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Schedule B (“Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of $5,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Agreements and (vii) the Lender assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Agreements, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Financing Agreements, such Lender shall cease to be a party thereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Financing Agreements or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Agreements, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 10.19 a copy of each Assignment and Acceptance delivered to and accepted by it.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments, a portion of which has been assigned, a new Note or New Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2A. Upon receipt by the Agent of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to Borrower such surrendered Note or Notes, marked to show that such surrendered Note or Notes has (have) been replaced, renewed and extended by such new Note or Notes.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and any Note held by it); provided however, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause Borrower to incur any additional liability, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above-described provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount hereunder to which the assigning Lender would otherwise be entitled.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.23, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from such Lender.

(g) Any Lender may assign and pledge all or any of the instruments held by it as collateral security; provided that any payment made by Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Agreements shall satisfy Borrower’s obligations under the Financing Agreements in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

10.24 Maximum Interest. No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Default or Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the maximum authorized by law, and in no event shall Borrower be obligated to pay interest exceeding such rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law. In the event any interest is charged in excess of the maximum allowed by law (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, if a Matured Default has occurred and is continuing, applied to reduce the principal of any Liabilities due, and, second, returned to Borrower, it being the intention of the parties not to enter at any time into a usurious or otherwise illegal relationship. Borrower and the Agent both recognize that, with fluctuations of index rates and applicable margins, such an unintentional result could inadvertently occur. By the execution of this Agreement, Borrower covenants that: (a) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess; and (b) Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent based, in whole or in part, upon the charging or receiving of any interest in excess of the maximum authorized by law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, all interest at any time contracted for, charged or received by the Agent in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s obligations is calculated at the Highest Lawful Rate rather than the rate otherwise applicable under this Agreement, and thereafter such applicable rate becomes less than the Highest Lawful Rate, the rate of interest payable on the Borrower’s obligations shall remain at the Highest Lawful Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s obligations had the rate of interest not been limited to the Highest Lawful Rate during such period.

10.25 Additional Advances. All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by the Agent and for which Borrower is bound to indemnify or reimburse the Agent under this Agreement (other than those which may be paid without demand therefor, by the Agent initiated Advances pursuant to Section 2.1) may, at the option of the Agent, be paid by Agent-initiated Advances pursuant to Section 2.1 if such amounts remain unpaid for a period of ten (10) days after the Agent has made demand therefor.

10.26 Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.

10.27 Obligations Several. The obligations of each Lender under each Financing Agreement to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Agreement to which it is a party. Nothing contained in any Financing Agreement to which it is a party, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.

10.28 Pro Rata Treatment. All Loans under, and all payments and other amounts received in connection with, this Agreement (including, without limitation, amounts received as a result of the exercise by any Lender of any right of set-off), shall be effectively shared by the Lenders ratably in accordance with the respective Pro Rata Percentages of the Lenders. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any amount due to such Lender under this Agreement (other than pursuant to Section 2.3(b), 2.5(a), 10.20, 10.21 or 10.22 or the normal and customary processing fees charged by an Issuer in connection with the Issuance of or drawings under a Letter) in excess of its Pro Rata Percentage of payments on account of similar amounts due to all the Lenders, such Lender shall purchase from the other Lenders such participation in such amounts due to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participation in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participation in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participation in unpaid principal obligations. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.28 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender’s Highest Lawful Rate exceeding another Lender’s Highest Lawful Rate.

10.29 Confidentiality. Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices any proprietary information of Borrower, designated in writing by Borrower, as being proprietary and confidential; provided that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Agreements, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any Financing Agreement and (d) as set forth in Section 10.23. Notwithstanding anything to the contrary in this Agreement, each Lender (or its representatives, agents or employees) may (i) consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and (ii) may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment or tax structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any information that is unrelated to the tax treatment or tax structure of any transaction contemplated hereby, including, without limitation, any pricing or financial information, except in each case to the extent such information is related to the tax treatment or tax structure of any such transaction.

10.30 Independence of Covenants. All covenants under this Agreement and the other Financing Agreements shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

10.31 Amendments and Waivers.

(a) Except as provided in the following Subsections 10.31(b), (c) and (e), and except that the definition of Rail Subsidiary may be amended with the prior consent of the Agent, any term, covenant, agreement or condition of this Agreement or the other Financing Agreements may be amended only by a written amendment executed by Borrower, the Required Lenders and, if the rights or duties of the Agent or Issuer are affected thereby, the Agent and such Issuer, respectively, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, provided however, that without the consent in writing of all Lenders, no such amendment or waiver shall (i) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Loans or LC Obligations or reduce the rate or extend the time of payment of interest on the Loans, or reduce the amount of principal thereof, or modify any of the provisions with respect to the payment or prepayment thereof, (ii) give to any Loan any preference over any other Loans, (iii) amend the definition of Required Lenders, (iv) alter, modify or amend the provisions of this Subsection 10.31(a), of Subsections 10.31(c), (d) and (e) or of Section 10.28, (v) reduce, or extend the payment due date of, the fees required under Section 2.5, (vi) alter, modify or amend the provisions of Sections 9.1 or 9.2 of this Agreement, (vii) alter, modify or amend any Lender’s right hereunder to consent to any action, make any request or give any notice, or (viii) release any Guarantor of any of the Liabilities.

(b) Prior to the Maturity Date and provided that (i) a Default or a Matured Default has not occurred and is continuing, and (ii) Borrower has not previously elected to decrease or terminate either the Line of Credit A Loan Commitments or the Line of Credit B Loan Commitments pursuant to Section 2.3(c), this Agreement may be amended from time to time to increase the total amount of the Line of Credit A Loan Commitments and/or the Line of Credit B Loan Commitments to a combined amount not exceeding $900,000,000 in the aggregate, by one or more written amendments executed by Borrower, the Agent and one or more Lenders (together with new Notes and other Financing Agreements as may be reasonably required by the Agent). Subject to the following Section 10.31(c), any such increase shall be allocated to new or existing Lenders at the discretion of the Agent and Borrower.

(c) Without the consent in writing of the affected Lender, no amendment or waiver shall increase the amount of or the Pro Rata Percentage of any Commitment of such Lender (but the amount of or the Pro Rata Percentage of any Commitment of such Lender may be decreased without the consent of such Lender).

(d) Any amendment or waiver made in accordance with this Section 10.31 shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon Borrower, whether or not such Note or Letter shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

(e) Notwithstanding the foregoing, without the consent in writing of the Lenders holding in the aggregate at least fifty one percent (51%) of the aggregate amount of the Lenders’ Line of Credit A Loan Commitments (which percentage shall be applicable even in the event that the commitments of the Lenders to make Line of Credit A Advances have been suspended or terminated in accordance with the terms of this Agreement), no amendment or waiver shall be made that disproportionately alters the rights or obligations of only the holders of the Lenders’ Line of Credit A Loan Commitments. Without the consent in writing of the Lenders holding in the aggregate at least fifty one percent (51%) of the aggregate amount of the Lenders’ Line of Credit B Loan Commitments (which percentage shall be applicable even in the event that the commitments of the Lenders to make Line of Credit B Advances have been suspended or terminated in accordance with the terms of this Agreement), no amendment or waiver shall be made that disproportionately alters the rights or obligations of only the holders of the Lenders’ Line of Credit B Loan Commitments.

(f) Notwithstanding the foregoing, that without the consent in writing of the Lenders holding in the aggregate at least seventy five percent (75%) of the aggregate amount of all of the Lenders’ Commitments (which percentage shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement) no such amendment or waiver shall (i) amend the definition of Asset Coverage Ratio or the definitions of other terms as used therein, or (ii) amend Subsection (e) of Section 7.4 (setting forth the maximum allowed Asset Coverage Ratio).

10.32 Replacement of a Lender. If a Lender (other than the Agent as a Lender) becomes a Replacement Candidate (as defined below), Borrower shall have the right to require such Lender to assign to another lender or other institution selected by Borrower and reasonably satisfactory to the Agent (which may be one or more of the Lenders) the Commitments and the Notes held by such Lender pursuant to the terms of an appropriately completed Assignment and Acceptance in accordance with Section 10.23; provided, that neither the Agent nor any Lender shall have any obligation to Borrower to find any such lender or other institution and in order for Borrower to replace a Lender, Borrower must require such replacement within three (3) months of the date the Lender became a Replacement Candidate. Each Lender (other than the Agent as a Lender) agrees to its replacement at the option of Borrower pursuant to this Section 10.32; provided, that the assignee selected by Borrower shall purchase such Lender’s interest in the Loans owed to such Lender for cash in an aggregate amount equal to the aggregate unpaid principal thereof, all unpaid interest accrued thereon, all unpaid fees accrued for the account of such Lender and all other amounts then owing to such Lender hereunder or under any other Financing Agreement. A Lender will become a “Replacement Candidate” if (i) it has made a demand under Sections 10.20, 10.21 or 10.22, (ii) it has defaulted on any obligation under this Agreement or (iii) it has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian, or other officer having similar powers. The rights of Borrower under this Section 10.32 shall be in addition to any other rights or remedies Borrower may have at law or in equity as a result of the events described in the definition of “Replacement Candidate”.

10.33 Representations by the Lenders. Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its affiliates, and not with a view to the distribution or sale thereof that would be in violation of any applicable laws, and, subject to any applicable laws, the disposition of such Lender’s property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act"), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by the Financing Agreements. Nothing in this Section 10.33 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.

10.34 Counterparts and Facsimile Signatures. This Agreement, any other Financing Agreement and any subsequent amendment to any of them may be executed in several counterparts, each of which shall be construed together as one original. Facsimile signatures on this Agreement, any other Financing Agreement and any subsequent amendment to any of them shall be considered as original signatures.

10.35 Set-off. In the event that a Matured Default has occurred and is continuing, Borrower gives and confirms to each Lender a right of set-off of all moneys, securities and other property of Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of Borrower with, and any and all claims of security for the payment of the Liabilities owed by Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower authorizes such Lender at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.

10.36 Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower, the Agent and the Lenders and are enforceable against Borrower in accordance with their respective terms. Should more than one Person be a Borrower under this Agreement or any Note, the obligations of each such Person shall be joint and several. The Lenders may settle, release, compromise, collect or otherwise liquidate the obligations of any Borrower, any Guarantor of such obligations, and any security or collateral for such obligations or for any such guaranty, in any manner, without affecting or impairing the obligations of any Borrower. This Agreement amends and restates in its entirety the Prior Agreement, and is made in substitution of the Prior Agreement and not in satisfaction thereof. This Agreement and the issuance of new Notes in accordance herewith shall not be deemed to constitute a novation.

10.37 FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

THE ANDERSONS, INC.

By /s/Gary Smith

Its Vice President, Finance and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By /s/Brian Moeller

Its Senior Vice President

COBANK, ACB

By /s/Alan Schuler

Its Vice President

FIFTH THIRD BANK

By /s/David Gerken

Its Vice President

BRANCH BANKING AND TRUST

COMPANY

By /s/ Robert Searson

Its Senior Vice President

WELLS FARGO BANK, NATIONAL

ASSOCIATION

By /s/Ed Cooper

Its Senior Vice President

THE HUNTINGTON NATIONAL
BANK

By /s/Jeffrey Canfield

Its Assistant Vice President

{Signature Page to Second Amended and Restated Loan Agreement — The Andersons, Inc.}

GREENSTONE FARM CREDIT
SERVICES, ACA / FLCA

By /s/Curt Flammini

Its Vice President

AGFIRST FARM CREDIT BANK

By /s/Bruce B. Fortner

Its Vice President

FARM CREDIT BANK OF TEXAS

By /s/Luis M.H. Requejo

Its Director Capital Markets

FCS FINANCIAL, PCA

By /s/Lee Fuchs

Its Vice President

THE BANK OF TOKYO-MITSUBISHI

UFJ, LTD.

By /s/Chan K. Park

Its Senior Vice President & Manager

COMERICA BANK

By /s/Timothy O’Rourke

Its Vice President

AGSTAR FINANCIAL SERVICES, PCA

By /s/Troy Mostaert

Its Vice President

BANK OF OKLAHOMA, N.A.

By /s/Christopher Porter

Its Vice President

{Signature Page to Second Amended and Restated Loan Agreement — The Andersons, Inc.}

BANK OF THE WEST

By /s/Charles Greenway

Its Vice President

{Signature Page to Second Amended and Restated Loan Agreement — The Andersons, Inc.}

Schedule A to Second Amended and Restated Loan Agreement
Lenders’ Commitments

Line of Credit A Loan Commitments
Name of Lender	Pro Rata Percentage	Maximum $Amount

U.S. Bank National Association	20.347826086955%	$99,704,347.82
CoBank, ACB	15.652173913044%	$76,695,652.17
Fifth Third Bank	8.695652173913%	$42,608,695.65
Branch Banking and Trust Company	8.695652173913%	$42,608,695.65
Wells Fargo Bank, National Assn.	8.695652173913%	$42,608,695.65
Bank of the West	3.652173913043%	$17,895,652.17
The Huntington National Bank	8.695652173913%	$42,608,695.65
GreenStone FCS	1.739130434783%	$8,521,739.13
AgFirst Farm Credit Bank	2.086956521739%	$10,226,086.96
Farm Credit Bank of Texas	4.347826086957%	$21,304,347.83
FCS Financial, PCA	2.608695652174%	$12,782,608.70
Bank of Tokyo-Mitsubishi UFJ, Ltd.	4.347826086957%	$21,304,347.83
AgStar Financial Services, PCA	3.478260869565%	$17,043,478.26
Comerica Bank	4.347826086957%	$21,304,347.83
Bank of Oklahoma, N.A.	2.608695652174%	$12,782,608.70

TOTAL:	100%	$490,000,000.00
Line of Credit B Loan Commitments

Name of Lender	Pro Rata Percentage	Maximum $Amount

U.S. Bank National Association	20.347826086955%	$17,295,652.18
CoBank, ACB	15.652173913044%	$13,304,347.83
Fifth Third Bank	8.695652173913%	$7,391,304.35
Branch Banking and Trust Company	8.695652173913%	$7,391,304.35
Wells Fargo Bank, National Assn.	8.695652173913%	$7,391,304.35
Bank of the West	3.652173913043%	$3,104,347.83
The Huntington National Bank	8.695652173913%	$7,391,304.35
GreenStone FCS	1.739130434783%	$1,478,260.87
AgFirst Farm Credit Bank	2.086956521739%	$1,773,913.04
Farm Credit Bank of Texas	4.347826086957%	$3,695,652.17
FCS Financial, PCA	2.608695652174%	$2,217,391.30
Bank of Tokyo-Mitsubishi UFJ, Ltd.	4.347826086957%	$3,695,652.17
AgStar Financial Services, PCA	3.478260869565%	$2,956,521.74
Comerica Bank	4.347826086957%	$3,695,652.17
Bank of Oklahoma, N.A.	2.608695652174%	$2,217,391.30

TOTAL:	100%	$85,000,000.00

Schedule B to
Second Amended and Restated Loan Agreement

Form of Assignment and Acceptance

Attached
Exhibit 1A to
Second Amended and Restated Loan Agreement

Rail Subsidiaries

TOP CAT Holding, Co., a Delaware corporation
Cap Acquire, LLC, Cap Acquire Canada, ULC
Cap Acquire Mexico S. de R.L. de C.V.
NARCAT LLC, CARCAT, ULC
NARCAT Mexico S. de R.L. de C.V.
The Andersons Rail Operating I LLC, a Delaware limited liability company

Exhibit 2A to
Second Amended and Restated Loan Agreement

Form Line of Credit A Note

Attached

Exhibit 2B to
Second Amended and Restated Loan Agreement

Form Line of Credit B Note

Attached

Exhibit 4A to
Second Amended and Restated Loan Agreement

List of Closing Documents

1.	This Second Amended and Restated Loan Agreement

2. Notes

3. Guaranty

4.	Secretary’s Certificate as to Directors’ Resolutions and Partners’ Resolutions, as the case may be, for the Borrower and each Guarantor

5.	Certificates of Good Standing or Existence, Articles of Incorporation, Code of Regulations and Partnership Agreements, as the case may be, for the Borrower and each Guarantor

6. Opinion of Legal Counsel

Exhibit 5A to
Second Amended and Restated Loan Agreement

Form of Guaranty

Attached

Exhibit 6A to
Loan and Security Agreement

Disclosure Schedule

Part 1:	Judgments, Litigation, Claims and Proceedings
Part 2:	Defaults and Disputes

Part 3:	Security Interests, Liens, Claims and Encumbrances

Part 4:	Tax Liability Claims

Part 5:	Other Indebtedness

Part 6:	Affiliates

Part 7:	Environmental Matters

Exhibit 7A to
Second Amended and Restated Loan Agreement

Compliance Certificate

Attached

SECOND AMENDED AND RESTATED LOAN AGREEMENT

BETWEEN

U.S. BANK NATIONAL ASSOCIATION
Lead Arranger and Agent

COBANK, ACB
Syndication Agent

FIFTH THIRD BANK
BRANCH BANKING AND TRUST COMPANY
THE HUNTINGTON NATIONAL BANK
Documentation Agents

AND

THE ANDERSONS, INC.

Dated as of April 30, 2009